                                                                   EXHIBIT 12.1

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               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              For the
                                                           Quarter Ended
                                                             March 31                       Twelve Months Ended December 31
                                                           --------------       ----------------------------------------------------
                                                                2005             2004       2003        2002      2001       2000
                                                           --------------       ------     ------       ----     ------     -----
(Millions of Dollars)
EARNINGS:
Pretax earnings                                               $ (12)           $   10     $   45    $    32     $  (66)   $  164
  Adjustments                                                     2                (3)        --         --         --        --
  Fixed charges                                                  16                59         58         62         61        62
                                                              -----            ------     ------      -----     ------    ------
NET EARNINGS                                                  $   6            $   66     $  103    $    94     $   (5)   $  226
                                                              =====            ======     ======     ======     ======    ======
FIXED CHARGES:
  Interest expense                                               15            $   57     $   57    $    60     $   59    $   60
    Adjustments                                                   1                 2          1          2          2         2
                                                              -----            ------     ------     ------     ------    ------
FIXED CHARGES                                                 $  16            $   59     $   58     $   62     $   61     $  62
                                                              -----            ------     ------     ------     ------    ------
Ratio of Earnings to Fixed Charges                                               1.12       1.77       1.53                 3.65
                                                                               ======     ======     ======               ======
Coverage Deficiency (1),(2)
                                                             $ (10)                                             $  (66)
                                                             =====                                              ======

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(1)      The earnings for the three-month period ended March 31, 2005 were not adequate to cover fixed charges. The amount of the deficiency was $9.9 million. The Ratio of Earnings to Fixed Charges excluding disallowances by the Michigan Public Service Commission with respect to the rate orders that were issued on April 28, 2005, would have been 5.56.

(2) The earnings for the twelve-month period ended December 31, 2001 were not adequate to cover fixed charges. The amount of the deficiency was $66.4 million. The Ratio of Earnings to Fixed Charges excluding unusual charges would have been 1.62.